UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 26, 2006
F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)
FLORIDA

(State or Other Jurisdiction of Incorporation)

001-31940	25-1255406

(Commission File Number)	(IRS Employer Identification No.)

One F.N.B. Boulevard, Hermitage, PA	16148

(Address of Principal Executive Offices)	(Zip Code)
(724) 981-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 1.01. ENTRY INTO A MATERIAL BUSINESS DEFINITIVE AGREEMENT
     On January 26, 2006, F.N.B. Corporation (“FNB”) and FNB’s bank subsidiary, First National Bank of Pennsylvania (“FNBPA”), entered into an Employment Agreement dated as of December 31, 2005 (“Agreement”) with FNB’s Chief Executive Officer, Stephen J. Gurgovits. This Agreement replaces Mr. Gurgovits’ existing FNB Employment Agreement dated as of July 1, 1999. The Agreement provides that Mr. Gurgovits shall serve as FNB’s President and Chief Executive Officer and as Chairman of FNBPA’s Board of Directors. The Agreement is effective as of January 1, 2006 and expires on December 31, 2008 (the “Term”).
     Under the terms of the Agreement, Mr. Gurgovits is entitled to be paid an annual base salary of $525,000. At the end of each fiscal year, the employers will review Mr. Gurgovits’ base salary and may increase his salary for the following year to such amount as the boards of the employers may determine in their discretion. The Agreement provides that Mr. Gurgovits is eligible to participate in FNB’s executive incentive bonus program and is entitled to receive a minimum $100,000 annual bonus for each year of the Term.
     The Agreement provides that Mr. Gurgovits is entitled to participate in and receive benefits from or under benefit plans of the employers, including health, life and disability insurance plans, retirement and stock option plans and other benefits, including automobile expenses, country club dues and related benefits. The Agreement also contains provisions regarding confidentiality, non-solicitation of employees and customers, non-competition and non-disparagement. Upon termination of the Agreement other than for “cause” or “good reason,” as those terms are defined in the Agreement, Mr. Gurgovits shall be paid an amount equal to the sum of his base salary accrued through the termination date, any bonus required to be paid, certain benefit payments and an amount, as a severance payment, equal to his base salary and minimum bonus as provided in the Agreement for the greater of one year or the remainder of the Term. Termination of the Agreement other than for “cause” or “good reason” also triggers the commencement of the Consulting Agreement described below.
     On January 26, 2006, FNB and FNBPA entered into a Consulting Agreement with Mr. Gurgovits. The Consulting Agreement is dated as of December 31, 2005 and becomes effective upon the earlier of January 1, 2009 or the date on which Mr. Gurgovits’ employment under the Agreement is terminated for other than “cause” or termination of employment by Mr. Gurgovits for “good reason,” and expires on the fifth anniversary of the effective date of the Consulting Agreement. Under the terms of the Consulting Agreement, Mr. Gurgovits agrees to provide services to FNB, FNBPA and their affiliates in connection with merger and acquisition activities, participation in certain meetings and such other assignments and projects that FNB and FNBPA along with Mr. Gurgovits mutually agree upon. The Consulting Agreement specifies that FNB and FNBPA shall pay Mr. Gurgovits an annual compensation fee equal to the sum of 50% of his base salary (as defined in the Employment Agreement) for the year ending December 31, 2008, but in no event less than 50% of $525,000, plus 50% of the amount as is equal to the average percentage that his bonus payment bears to his average base salary for the years ending December 31, 2006, 2007 and 2008. Moreover, the Consulting Agreement provides that Mr. Gurgovits is entitled to certain benefits, including automobile expenses, country club dues and related benefits. Upon termination of the Consulting Agreement, other than for “cause,” death or “good reason,” as those terms are defined in the Consulting Agreement, Mr. Gurgovits will be entitled to receive his annual fee for the remainder of the term of the Consulting Agreement.

     The Consulting Agreement also contains provisions regarding confidentiality, non-solicitation of employees and customers, non-competition and indemnification rights for Mr. Gurgovits in connection with his performance of consulting duties for FNB and FNBPA.
     The foregoing descriptions of the Employment and Consulting Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Employment and Consulting Agreements, copies of which shall be filed as Exhibits to F.N.B.’s upcoming Annual Report on Form 10K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION (Registrant)

By:	/s/Brian F. Lilly

Name: Title:	Brian F. Lilly Chief Financial Officer (Principal Financial Officer)
Dated: January 31, 2006

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